Exhibit 16.1




Ernst & Young LLP

June 16, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read item 4.01 of Form 8-K/A dated June 16, 2005, of American Express Incentive Savings Plan and are in agreement with the portion of the first sentence of the first paragraph related to the dismissal of Ernst & Young LLP, the second sentence of the first paragraph and the statements contained in the second, third and fifth paragraphs on page 1 therein. We have no basis to agree or disagree with the fourth paragraph and the other statements of the registrant contained therein.


Very truly yours,

/s/ Ernst & Young LLP





















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